Page 40 of 128 Pages

Exhibit 2

THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND MAY NOT BE TRANSFERRED UNTIL (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO OR (ii) RECEIPT BY THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY TO THE EFFECT THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED TRANSFER NOR IS SUCH TRANSFER IN VIOLATION OF ANY APPLICABLE STATE SECURITIES LAWS. THIS LEGEND SHALL BE ENDORSED UPON ANY NOTE ISSUED IN EXCHANGE FOR THIS NOTE.

        ----------------------------------------------------------------

                            PICK COMMUNICATIONS CORP.

No. _________                                                    $______________

                             10% Senior Secured Note

      PICK Communications Corp., a Nevada corporation (the "Company"), for value received, hereby promises to pay to the order of ___________________ (the "Payee") on the earlier of (i) completion by the Company of an equity financing resulting in gross proceeds of $5,000,000 or more or (ii) November 28, 1998 (the "Maturity Date") at the offices of the Company, the principal sum of ________________ Dollars ($______________) or such lesser principal amount as shall at such time be outstanding hereunder (the "Principal Amount"). The Maturity Date set forth in (ii) above may be extended by up to 60 days (the "Extension Period") at the sole discretion of the Company (the "Extension Option"). Each payment by the Company pursuant to this Note shall be made without set-off or counterclaim and shall be made in lawful currency of the United States of America and in immediately available funds. Interest on this Note shall accrue on the Principal Amount outstanding from time to time at a rate per annum computed in accordance with Section 2 hereof.

      Accrued and unpaid interest shall be payable (i) upon maturity (whether at the Maturity Date, by acceleration or otherwise); provided, however, that if the Extension Option is exercised, accrued and unpaid interest shall be payable within five days thereafter; (ii) upon any prepayment, on the amount prepaid and
(iii) after maturity until paid in full (after as well as before judgment), on demand. Each of the dates referred to in clauses (i), (ii), and (iii) is sometimes hereinafter referred to as an "Interest Payment Date." All computations of interest hereunder shall be made based on the actual number of days elapsed in a year of 360 days (including the first day but excluding the last day during which any such Principal Amount is outstanding).

      The amount of all repayments of principal, interest rates applicable thereto and interest accrued thereon shall be recorded on the records of the Payee and, prior to any transfer of, or any action to collect, this Note shall be endorsed on this Note. Any such recordation or endorsement shall constitute prima facie evidence of the accuracy of the information so recorded or endorsed, but the failure to record any such amount or rate shall not limit or otherwise affect the obligations of the Company hereunder to make payments of principal or interest when due. All payments by

                                                            Page 41 of 128 Pages

the Company hereunder shall be applied first to pay any interest which is due, but unpaid, then to reduce the Principal Amount.

      The Company (i) waives presentment, demand, protest or notice of any kind in connection with this Note and (ii) agrees to pay to the holder hereof, on demand, all costs and expenses (including reasonable legal fees and expenses) incurred in connection with the enforcement and collection or this Note.

      This Note is issued pursuant to a Subscription Agreement between the Company and the Payee (the "Subscription Agreement"), a copy of which agreement is available for inspection at the Company's principal office. Notwithstanding any provision to the contrary contained herein, this Note is subject and entitled to certain terms, conditions, covenants and agreements contained in the Subscription Agreement. Any transferee of this Note, by its acceptance hereof, assumes the obligations of the Payee in the Subscription Agreement with respect to the conditions and procedures for transfer of this Note. Reference to the Subscription Agreement shall in no way impair the absolute and unconditional obligation of the Company to pay both principal hereof and interest hereon as provided herein.

      In consideration for the loan evidenced by this Note and other identical notes in the aggregate principal amount of up to $6,000,000 (the "Notes"), the Company shall issue to the holders of the Notes (the "Holders") five-year warrants to purchase 100,000 shares of the Company's common stock, $.001 par value (the "Common Stock") at an exercise price of $.50 per share for each $100,000 Principal Amount of Notes held.

      The obligations of the Company under the Notes are secured by liens on the Company's assets as set forth in and pursuant to a Security Agreement of even date herewith.

      1. Prepayment. The Principal Amount of this Note may be prepaid, in whole or in part, only in the event and to the extent the Company obtains proceeds from a debt or equity financing.

      2. Computation of Interest.

            A. Base Interest Rate. Subject to subsection B below, the outstanding Principal Amount shall bear interest at the rate of 10% per annum.

            B. Penalty Interest Rate. In the event the Extension Option is exercised or the Note is otherwise not repaid on the Maturity Date, the rate of interest applicable to the unpaid Principal Amount shall be retroactively adjusted to 18% per annum; provided, that in no event shall the interest rate exceed the Maximum Rate provided in Section 2C below.

            C. Maximum Rate. In the event that it is determined that, under the laws relating to usury applicable to the Company or the indebtedness evidenced by this Note ("Applicable Usury Laws"), the interest charges and fees payable by the Company in connection herewith or in connection with any other document or instrument executed and delivered in connection herewith cause the effective interest rate applicable to the indebtedness evidenced by this Note to exceed the maximum rate allowed by law (the "Maximum Rate"), then such interest

                                                            Page 42 of 128 Pages

shall be recalculated for the period in question and any excess over the Maximum Rate paid with respect to such period shall be credited, without further agreement or notice, to the Principal Amount outstanding hereunder to reduce said balance by such amount with the same force and effect as though the Company had specifically designated such extra sums to be so applied to principal and the Payee had agreed to accept such extra payment(s) as a premium-free prepayment. All such deemed prepayments shall be applied to the principal balance payable at maturity. In no event shall any agreed-to or actual exaction as consideration for this Note exceed the limits imposed or provided by Applicable Usury Laws in the jurisdiction in which the Company is resident applicable to the use or detention of money or to forbearance in seeking its collection in the jurisdiction in which the Company is resident.

      3. Covenants of Company

            A. Affirmative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3A:

            (i) Taxes and Levies. The Company will promptly pay and discharge all taxes, assessments, and governmental charges or levies imposed upon the Company or upon its income and profits, or upon any of its property, before the same shall become delinquent, as well as all claims for labor, materials and supplies which, if unpaid, might become a lien or charge upon such properties or any part thereof; provided, however, that the Company shall not be required to pay and discharge any such tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Company shall set aside on its books adequate reserves in accordance with generally accepted accounting principles ("GAAP") with respect to any such tax, assessment, charge, levy or claim so contested;

            (ii) Maintenance of Existence. The Company will do or cause to be done all things reasonably necessary to preserve and keep in full force and effect its corporate existence, rights and franchises and comply with all laws applicable to the Company, except where the failure to comply would not have a material adverse effect on the Company;

            (iii) Maintenance of Property. The Company will at all times maintain, preserve, protect and keep its property used or useful in the conduct of its business in good repair, working order and condition, and from time to time make all needful and proper repairs, renewals, replacements and improvements thereto as shall be reasonably required in the conduct of its business;

            (iv) Insurance. The Company will, to the extent necessary for the operation of its business, keep adequately insured by financially sound reputable insurers, all property of a character usually insured by similar corporations and carry such other insurance as is usually carried by similar corporations;

            (v) Books and Records. The Company will at all times keep true and correct books, records and accounts reflecting all of its business affairs and transactions in accordance with GAAP. Such books and records shall be open at reasonable times and upon reasonable notice to the inspection of the Payee or its agents; and

                                                            Page 43 of 128 Pages

            (vi) Notice of Certain Events. The Company will give prompt written notice (with a description in reasonable detail) to the Payee of:

            (a) the occurrence of any Event of Default or any event which, with the giving of notice or the lapse of time, would constitute an Event of Default; and

            (b) the occurrence of any event of default or any event which, with the giving of notice or the lapse of time, would constitute an event of default under any document or instrument evidencing or governing any material indebtedness (i.e. in excess of $100,000 principal amount) of the Company and the delivery of any notice effecting the acceleration of any such indebtedness.

            B. Negative Covenants. The Company covenants and agrees that, so long as this Note shall be outstanding, it will perform the obligations set forth in this Section 3B:

            (i) Liquidation, Dissolution. The Company will not liquidate or dissolve, consolidate with, or merge into or with, any other corporation or other entity, except that any wholly-owned subsidiary may merge with another wholly-owned subsidiary or with the Company (so long as the Company is the surviving corporation and no Event of Default shall occur as a result thereof);

            (ii) Sales of Assets. The Company will not sell, transfer, lease or otherwise dispose of, or grant options, warrants or other rights with respect to, all or a substantial part of its properties or assets to any person or entity, provided that this clause (ii) shall not restrict any disposition made in the ordinary course of business and consisting of

            (a) capital goods which are obsolete or have no remaining useful life; or

            (b) finished goods inventories.

            (iii) Redemptions. The Company will not redeem or repurchase any outstanding equity securities of the Company, except for (a) repurchases of unvested or restricted shares of Common Stock at cost from employees, consultants or members of the Board of Directors pursuant to repurchase options of the Company (1) currently outstanding or (2) hereafter entered into pursuant to a stock option plan or restricted stock plan approved by the Company's Board of Directors or (b) rescission offers contemplated in the Term Sheet or necessary or appropriate to address violations of applicable securities laws;

            (iv) Indebtedness. The Company will not create, incur, assume or suffer to exist, contingently or otherwise, any indebtedness which is not expressly subordinated in right of payment to the Notes, except as set forth in
(v) below;

            (v) Negative Pledge. The Company will not create, incur, assume or suffer to exist any mortgage, pledge, hypothecation, assignment, security interest, encumbrance, lien (statutory or other), preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and

                                                            Page 44 of 128 Pages

any financing lease) (each, a "Lien") upon any of its property, revenues or assets, whether now owned or hereafter acquired, except:

                  (a) Liens granted to secure indebtedness incurred to finance the acquisition (whether by purchase or capitalized lease) of tangible assets, but only on the assets acquired with the proceeds of such indebtedness;

                  (b) Liens for taxes, assessments or other governmental charges or levies not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (c) Liens of carriers, warehousemen, mechanics, materialmen and landlords incurred in the ordinary course of business for sums not overdue or being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;

                  (d) Liens (other than Liens arising under the Employee Retirement Income Security Act of 1974, as amended, or Section 412(n) of the Internal Revenue Code of 1986, as amended) incurred in the ordinary course of business in connection with workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, leases and contracts (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety or appeal bonds; and

                  (e) judgment Liens to the extent not covered by insurance which do not exceed $100,000 and are in existence less than 30 days after the entry thereof or with respect to which execution has been stayed;

            (vi) Investments. The Company will not purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or make or permit to exist any investment or capital contribution or acquire any interest whatsoever in any other person or entity or permit to exist any loans or advances for such purposes except for existing investments as described in the Company's Quarterly Report on Form 10-Q for the period ended March 31, 1998, and investments in direct obligations of the United States of America or any agency thereof, obligations guaranteed by the United States of America and certificates of deposit or other obligations of any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus of at least $500,000,000; provided, however, that nothing contained in this clause (v) shall preclude the Company from making acquisitions for the purpose of expanding its business.

            (vii) Transactions with Affiliates. The Company will not enter into any transaction, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any person or entity affiliated with the Company, except in the ordinary course of and pursuant to the reasonable requirements of its business and

                                                            Page 45 of 128 Pages

upon fair and reasonable terms not less favorable than would be obtained in a comparable arms-length transaction with any other person or entity not affiliated with the Company;

            (viii) Dividends. The Company will not declare or pay any cash dividends or distributions on its outstanding capital stock.

      4. Events of Default

            A. The term "Event of Default" shall mean any of the events set forth in this Section 4A:

            (i) Non-Payment of Obligations. The Company shall default in the payment of the principal or accrued interest of this Note as and when the same shall become due and payable, whether by acceleration or otherwise.

            (ii) Non-Performance of Affirmative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 3A, which default shall continue uncured for five (5) business days.

            (iii) Non-Performance of Negative Covenants. The Company shall default in the due observance or performance of any covenant set forth in
Section 3B.

            (iv) Bankruptcy, Insolvency, etc. The Company shall:

            (a) become insolvent or generally fail or be unable to pay, or admit in writing its inability to pay, its debts as they become due;

            (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for the Company or any of its property, or make a general assignment for the benefit of creditors;

            (c) in the absence of such application, consent or acquiesce in, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for the Company or for any part of its property;

            (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Company, and, if such case or proceeding is not commenced by the Company or converted to a voluntary case, such case or proceeding shall be consented to or acquiesced in by the Company or shall result in the entry of an order for relief; or

            (e) take any corporate or other action authorizing, or in furtherance of, any of the foregoing.

                                                            Page 46 of 128 Pages

            (v) Cross-Default. The Company shall default in the payment when due of any amount payable under any other obligation of the Company for money borrowed in excess of $100,000, exclusive of indebtedness which was past due at July 10, 1998.

            (vi) Cross-Acceleration. Any senior debt or any other indebtedness of the Company in an aggregate principal amount exceeding $100,000 (i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period.

            (vii) Warrants. The Company shall violate any material representation, warranty or obligation under the warrants described elsewhere herein.

            B. Action if Bankruptcy. If any Event of Default described in clauses (iv)(a) through (d) of Section 4A shall occur, the outstanding principal amount of this Note and all other obligations hereunder shall automatically be and become immediately due and payable, without notice or demand.

            C. Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (iv)(a) through (d) of Section
4A) shall occur for any reason, whether voluntary or involuntary, and be continuing, the holder of the Note may, upon notice to the Company, declare all or any portion of the outstanding principal amount of the Notes together with interest accrued thereon to be due and payable and any or all other obligations hereunder to be due and payable, whereupon the full unpaid principal amount hereof, such accrued interest and any and all other such obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, or presentment.

      5. Conversion of the Note.

            A. Optional Conversion. If the Event of Default described in clause 4A(i) shall occur, the Payee shall have the right to convert all, but not less than all, of the outstanding Principal Amount of this Note, together with accrued interest, into shares of the Company's Common Stock on either of two occasions. The first option exercise period will be the 10-day period following the date on which the Company defaults in payment of the Notes (the "Default Date"), during which time the Payee shll have the right to convert at a per share conversion price equal to the lower of 50% of the closing bid price on the the Default Date or $.25. The second option exercise period will be the 10-day period following the effective date of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Notes (the "Effective Date"), during which time the conversion price per share will be the lower of 50% of the closing bid price on the the Effective Date or $.25. The shares of Common Stock issuable upon conversion of this Note at either such conversion price (the "Conversion Price") are referred to herein as the "Conversion Shares."

            B. Adjustment of Conversion Price. In case the Company shall (i) declare a dividend or make a distribution on its outstanding shares of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify its outstanding shares of Common Stock into a smaller

                                                            Page 47 of 128 Pages

number of shares, the applicable Conversion Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be adjusted so that it shall equal the number of shares determined by multiplying the Conversion Price by a fraction, the denominator of which shall be the number of shares of Common Stock outstanding after giving effect to such action, and the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such action. Such adjustment shall be made successively whenever any event listed above shall occur.

            C. Mechanics of Conversion. Before the Payee shall be entitled to convert this Note into Conversion Shares, the Payee shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company, and shall give written notice to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for the Conversion Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver to the Payee, or to the nominee or nominees of Payee, a certificate or certificates for the number of Conversion Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the Note to be converted, and the person or persons entitled to receive the Conversion Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

            D. Cash Payments. No fractional shares (or scrip representing fractional shares) of Common Stock shall be issued upon conversion of this Note. In the event that the conversion of the Principal Amount of this Note would result in the issuance of a fractional share of Common Stock, the Company shall pay a cash adjustment in lieu of such fractional share to the holder of this Note based upon the Conversion Price.

      7. Amendments and Waivers.

            A. The provisions of this Note may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Company and the holders of not less than 50% in principal amount of the Notes (the "Required Holders"); provided, however, that no such amendment, modification or waiver:

            (i) which would modify this Section 7A, change the definition of "Required Holders", extend the Maturity Date for more than 90 days beyond the Extension Period, or subject the Payee under each Note to any additional obligations shall be made without the consent of the Payee of each Note, or

            (iii) which would reduce the amount of any payment of principal of or interest on any Principal Amount payable hereunder (or reduce the Principal Amount of or rate of interest payable hereunder) shall be made without the consent of the holder of each Note so affected.

            B. No failure or delay on the part of the Payee in exercising any power or right under this Note shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or

                                                            Page 48 of 128 Pages

right. No notice to or demand on the Company in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by the Payee shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

            C. To the extent that the Company makes a payment or payments to the Payee, and such payment or payments or any part thereof are subsequently for any reason invalidated, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

            D. After any waiver, amendment or supplement under this section becomes effective, the Company shall mail to the holders of the Notes a copy thereof.

      8. Miscellaneous

            A. Registered Holder. The Company may consider and treat the person in whose name this Note shall be registered as the absolute owner thereof for all purposes whatsoever (whether or not this Note shall be overdue) and the Company shall not be affected by any notice to the contrary. In case of transfer of this Note by operation of law, the transferee agrees to notify the Company of such transfer and of its address, and to submit appropriate evidence regarding such transfer so that this Note may be registered in the name of the transferee. This Note is transferable only on the books of the Company by the holder hereof, in person or by attorney, on the surrender hereof, duly endorsed. Communications sent to any registered owner shall be effective as against all holders or transferees of the Note not registered at the time of sending the communication.

            B. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York. Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to this Note and the Company hereby waives any right to stay or dismiss on the basis of forum non conveniens any action or proceeding brought before the courts of the State of New York sitting in New York County or of United States of America for the Southern District of New York and hereby submits to the jurisdiction of such courts.

            C. Notices. All notices required or permitted under this Note shall be given in accordance with the Subscription Agreement.

            D. Waiver of Jury Trial. THE PAYEE AND THE COMPANY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS NOTE OR ANY OTHER DOCUMENT OR INSTRUMENT EXECUTED AND DELIVERED IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR ACTIONS OF THE PAYEE OR THE COMPANY.

                                                            Page 49 of 128 Pages

THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PAYEE'S PURCHASING THIS
NOTE.

      IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name by its duly authorized officer.

                                    PICK COMMUNICATIONS CORP.


                                    By
                                       -------------------------------
                                       Name: Raymond M. Brennan
                                       Title: Vice President

                                                            Page 50 of 128 Pages

                               EXTENSION AGREEMENT

      EXTENSION AGREEMENT made as of this 26th day of January, 1999 between PICK Communications Corp. (the "Company") and Commonwealth Associates L.P., as agent for the holders of the Company's outstanding 10% Senior Secured Notes in the aggregate principal amount of $9,900,000 (the "Notes") issued to investors in a private placement by the Company pursuant to the terms of a Confidential Term Sheet dated June 13, 1998, as supplemented. Capitalized terms not defined herein shall have the meanings set forth in the Notes.

      WHEREAS, the Company exercised the Extension Option, as a result of which the current Maturity Date of the Notes is January 27, 1999; and

      WHEREAS, the Company and Commonwealth believe it is in the mutual best interests of the Company and the Holders that the Maturity Date be extended on the terms and subject to the conditions contained in this Agreement; and

      WHEREAS, Commonwealth has obtained the consents of the Required Holders necessary to implement the terms of this Agreement.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree that:

      1. Extension of Maturity Date. The Maturity Date of the Notes is hereby extended to March 29, 1999 provided one of the following shall have occurred on or prior to 5:00 p.m. New York time on February 4, 1999:

            A. The Company receives proceeds evidenced by instruments which are expressly subordinated in right of payment to the Notes and uses not less than 40% of such proceeds to repay at least $2,500,000 of the Notes on a pro rata basis.

            B. Commonwealth issues a letter of intent to the Company setting forth the terms upon which it will use its best efforts to complete a substantial financing for the Company, as managing placement agent, and the Company executes such letter of intent.

            C. In the event the condition set forth in 1A above occurs, the Company agrees that if additional funds are raised from the sale of equity or subordinated debt prior to the Maturity Date, at least 40% of the proceeds will be used to repay the Notes on a pro rata basis.

            D. If neither condition set forth in 1A or 1B occurs, the Maturity Date of the Notes is hereby extended only to February 5, 1999.

      2. Amendment of Conversion Provision. Section 5A of the Notes is deleted in its entirety and replaced with the following new Section 5A:

      Optional Conversion. If the Event of Default described in clause 4A(i) or clause 4A(iv) shall occur, the Payee shall have the right to convert any or all of the outstanding Principal

                                                            Page 51 of 128 Pages

      Amount of this Note, together with accrued interest, into shares of the Company's Common Stock during the 180-day period following the date on which the Company defaults in payment of the Notes (the "Default Date") at a per share conversion price equal to the lower of 50% of the closing bid price on the Default Date or $.25. The Payee shall also have the right to convert any or all of the outstanding Principal Amount of this Note, together with accrued interest, into shares of the Company's Common Stock during the 30-day period following either (i) the effective date of a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Notes (the "Effective Date") or (ii) the date on which the Conversion Shares become eligible for resale pursuant to the provisions of Rule 144 under the Securities Act (the "144 Date"), during which time the conversion price per share will be the lower of $.25 or 50% of the closing bid price on the Effective Date or 144 Date. The shares of Common Stock issuable upon conversion of this Note at any such conversion price (the "Conversion Price") are referred to herein as the "Conversion Shares."

      3. Warrants. As further consideration for the extension of the Maturity Date granted hereunder, the Company shall issue to the Holders five-year warrants to purchase 25,000 shares of Common Stock at an exercise price of $.50 per share for each $100,000 principal amount of Notes held. The Warrants will be canceled without any further action by the Holders if neither of the events set forth in Section 1A or 1B of this Agreement occurs. The Holders shall, in such event, promptly return the Warrants to the Company.

      4. Miscellaneous.

            A. Except as expressly amended by this Agreement, the Notes remain in full force and effect and the Company hereby reconfirms its obligations thereunder.

            B. Nothing in this Agreement shall constitute or be deemed to constitute a waiver by any holder of the Notes of any Events of Default (or events which, with the giving of notice or passage of time would constitute Events of Default (each, a "Default")) which may currently exist under the Notes, whether know or unknown by such holder. The Holders expressly reserve all rights and remedies they may have under the Notes, any documents executed in connection with the Notes and applicable law with respect to any Defaults or Events of Default which may now or hereafter exist. Nothing herein shall be construed to be an agreement of any Holder to forbear for any period from exercising any such rights or remedies.

            C. The amendments to the Notes set forth herein shall be construed strictly as written, shall be effective only with respect to the subject matter hereof and shall neither imply nor constitute the granting of, nor obligate any holder to grant, any further amendments or any waiver with respect to the Notes or any documents executed in connection with the Notes.

            D. The execution by Commonwealth Associates, acting in its capacity as agent for the holders of the Notes, of this endorsement shall be effective as the act of the Holders and a copy of this Agreement may be attached to each Note as evidence of the Amendment effected hereby.

                                                            Page 52 of 128 Pages

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    PICK COMMUNICATIONS CORP.

                                    By:
                                        ----------------------------------
                                        Name: Diego Leiva
                                        Title:


                                    COMMONWEALTH ASSOCIATES L.P.

                                    By: Commonwealth Associates Management Corp.

                                    By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                                            Page 53 of 128 Pages

                        AMENDMENT TO EXTENSION AGREEMENT

      AMENDMENT TO EXTENSION AGREEMENT ("Amendment Agreement") made as of this 4th day of February, 1999 between PICK Communications Corp. (the "Company") and Commonwealth Associates L.P. ("Commonwealth"), as agent for the holders of the Company's outstanding 10% Senior Secured Notes in the aggregate principal amount of $9,900,000 (the "Notes") issued to investors in a private placement by the Company pursuant to the terms of a Confidential Term Sheet dated July 13, 1998, as supplemented. Capitalized terms not defined herein shall have the meanings set forth in the Notes.

        WHEREAS, the Company and Commonwealth are parties to an Extension Agreement dated January 26, 1999 (the "Agreement"); and

        WHEREAS, the Company and Commonwealth believe it is in the mutual best interests of the Company and the Holders that the Agreement be amended on the terms and subject to the conditions contained in this Amendment Agreement; and

        WHEREAS, Commonwealth has previously obtained the consents of the Required Holders necessary to implement the terms of the Agreement and this Amendment Agreement.

        NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree that paragraph 1 of the Agreement be deleted in its entirety and replaced with the following new paragraph 1:

        1. Extension of Maturity Date. The Maturity Date of the Notes is hereby extended to March 29, 1999 provided one of the following shall have occurred on or prior to 5:00 New York time on March 1, 1999:

            A. The Company receives proceeds evidenced by instruments which are expressly subordinated in right of payment to the Notes and uses not less than 40% of such proceeds to repay at least $2,500,000 of the Notes on a pro rata basis; provided that the parties agree that the first $5,000,000 of financing raised by the Company after the date hereof will be used for working capital only and not for the repayment of principal or interest on the Notes and that no fees will be paid by the Company in connection with the first $5,000,000 of financing.

            B. Commonwealth issues a letter of intent to the Company setting forth the terms upon which it will use its best efforts to complete a substantial financing for the Company, as managing placement agent, and the Company executes such letter of intent.

            C. In the event the condition set forth in 1A above occurs, the Company agrees that if additional funds are raised from the sale of equity or subordinated debt prior to the Maturity Date, at least 40% of the proceeds will be used to repay the Notes on a pro rata basis.

            D. If neither condition set forth in 1A or 1B occurs, the Maturity Date of the Notes is hereby extended only to March 1, 1999.

      2. Consideration for Extension. In consideration for the extension granted pursuant to this Amendment Agreement, the Company will immediately issue to the holders of the Notes (i) an

                                                            Page 54 of 128 Pages

aggregate of 500,000 shares of the Company's Common Stock and (ii) the warrants set forth in Section 3 of the Agreement. The shares of Common Stock and warrants will be distributed pro-rata to the Noteholders.

      3. Access to Company. As further consideration of the extension granted by this Amendment Agreement, the Company agrees to give Commonwealth complete, unlimited access to its books, records and personnel in order to enable Commonwealth to complete the due diligence necessary to satisfy Commonwealth as to the prospects of the Company.

      4. Miscellaneous.

            A. Except as expressly amended by this Amendment Agreement, the Agreement remains in full force and effect.

            B. Except as expressly amended by this Amendment Agreement and the Agreement, the Notes remain in full force and effect and the Company hereby reconfirms its obligations thereunder.

            C. Nothing in this Amendment Agreement shall constitute or be deemed to constitute a waiver by any holder of the Notes of any Events of Default (or events which, with the giving of notice or passage of time would constitute Events of Default (each, a "Default")) which may currently exist under the Notes, whether know or unknown by such holder. The Holders expressly reserve all rights and remedies they may have under the Notes, any documents executed in connection with the Notes and applicable law with respect to any Defaults or Events of Default which may now or hereafter exist. Nothing herein shall be construed to be an agreement of any Holder to forbear for any period from exercising any such rights or remedies.

            D. The execution by Commonwealth Associates, acting in its capacity as agent for the holders of the Notes, of this Amendment Agreement shall be effective as the act of the Holders and a copy of this Amendment Agreement may be attached to each Note as evidence of the Amendment Agreement effected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    PICK COMMUNICATIONS CORP.

                                    By:
                                        ----------------------------------------
                                        Diego Leiva, Chairman of the Board


                                    COMMONWEALTH ASSOCIATES L.P.

                                    By: Commonwealth Associates Management Corp.

                                    By:
                                        ----------------------------------------
                                        Michael Falk, Chairman

                                                            Page 55 of 128 Pages

                     SECOND AMENDMENT TO EXTENSION AGREEMENT

      SECOND AMENDMENT TO EXTENSION AGREEMENT ("Amendment Agreement") made as of this 26th day of February, 1999 between PICK Communications Corp. (the "Company") and Commonwealth Associates L.P. ("Commonwealth"), as agent for the holders of the Company's outstanding 10% Senior Secured Notes in the aggregate principal amount of $9,900,000 (the "Notes") issued to investors in a private placement by the Company pursuant to the terms of a Confidential Term Sheet dated July 13, 1998, as supplemented. Capitalized terms not defined herein shall have the meanings set forth in the Notes.

      WHEREAS, the Company and Commonwealth are parties to an Extension Agreement dated January 26, 1999, as amended by an Amendment to Extension Agreement dated February 4, 1999 (together, the "Agreement"); and

      WHEREAS, the Company and Commonwealth believe it is in the mutual best interests of the Company and the Holders that the Agreement be further amended on the terms and subject to the conditions contained in this Amendment Agreement; and

      WHEREAS, Commonwealth has previously obtained the consents of the Required Holders necessary to implement the terms of the Agreement and this Amendment Agreement.

      NOW, THEREFORE, for and in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto do hereby agree that paragraph 1 of the Agreement be deleted in its entirety and replaced with the following new paragraph 1:

      1. Extension of Maturity Date. The Maturity Date of the Notes is hereby extended to March 31, 1999.

      2. Miscellaneous.

            A. Except as expressly amended by this Amendment Agreement, the Agreement remains in full force and effect.

            B. Except as expressly amended by this Amendment Agreement and the Agreement, the Notes remain in full force and effect and the Company hereby reconfirms its obligations thereunder.

            C. Nothing in this Amendment Agreement shall constitute or be deemed to constitute a waiver by any holder of the Notes of any Events of Default (or events which, with the giving of notice or passage of time would constitute Events of Default (each, a "Default")) which may currently exist under the Notes, whether know or unknown by such holder. The Holders expressly reserve all rights and remedies they may have under the Notes, any documents executed in connection with the Notes and applicable law with respect to any Defaults or Events of Default which may now or hereafter exist. Nothing herein shall be construed to be an agreement of any Holder to forbear for any period from exercising any such rights or remedies.

            D. The execution by Commonwealth Associates, acting in its capacity as agent for the holders of the Notes, of this Amendment Agreement shall be effective as the act of the

                                                            Page 56 of 128 Pages

Holders and a copy of this Amendment Agreement may be attached to each Note as evidence of the Amendment Agreement effected hereby.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                    PICK COMMUNICATIONS CORP.

                                    By:
                                        ----------------------------------------
                                        Raymond Brennan,


                                    COMMONWEALTH ASSOCIATES L.P.

                                    By: Commonwealth Associates Management Corp.

                                    By:
                                        ----------------------------------------
                                        Michael Falk, Chairman

                                                            Page 57 of 128 Pages

                                  AMENDED NOTE

      This amended note ("Amended Note") made as of April 30, 1999 by PICK Communications Corp. (the "Company"), a Nevada corporation, is to be attached to and made a part of that certain 10% Senior Secured Note (the "Note") made by the Company to the order of ________________________ (the "Payee") in the original principal amount of $_____________ payable on April 27, 1999, together with unpaid interest of $________________ through April 29, 1999, or an aggregate of $__________________ (the "Principal Amount").

      NOW, THEREFORE, in consideration of $1.00 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is hereby agreed that the Note shall be amended and modified as follows:

      1. The Principal Amount of this Amended Note shall equal the principal amount plus accrued and unpaid interest on the original Note. The interest rate on this Amended Note shall revert to the original 10% non-default interest rate. The Amended Notes will contain identical terms and conditions as the original Notes, except all references to Note shall be changed to Amended Note and the Note shall be amended as follows:

      2. The Maturity Date will be April 27, 2002. In addition, the Company shall have the option to extend the Maturity Date for one additional year (the "Extended Maturity Date"), in which event the Conversion Price (as defined below) shall be adjusted as described below.

      3. The third full paragraph on page 2 of the Note is deleted in its entirety and in lieu thereof the following words are substituted therefor:

      In consideration for the loan (the "Restructuring") evidenced by this Amended Note and other identical Amended Notes in the aggregate principal amount of up to $9,900,000, the Company shall grant to the holders of Amended Notes (the "Holders"), a right to: (a) exchange, at any time during the two-year period from the date of this Amended Note, each existing warrant previously issued to the Holder for one share of the Company's common stock, $.001 par value (the "Common Stock"), which shares shall be registered by the Company with the Securities and Exchange Commission as promptly as practicable, but no later than June 30, 1999, and (b) elect to either receive one share of Common Stock for each one dollar ($1.00) principal amount of the Amended Note or have the Conversion Price (as defined below) reduced from $1.00 per share to $.50 per share, commencing upon the date when such additional shares issued under this subsection have been registered by the Company with the Securities and Exchange Commission (within six months of the date of this Amended Note) and for a two-year period thereafter.

      4. Section 1 of the Note is hereby deleted in its entirety and in lieu thereof the following words are substituted therefor;

      Prepayment. The Principal Amount of the Amended Note may not be prepaid prior to the Maturity Date.

      5. Section 2B of the Note is hereby deleted in its entirety.

                                                            Page 58 of 128 Pages

      6. The following words are hereby deleted from the fifth line of Section 3B(vi) of the Note: "Quarterly Report on From 10-Q for the period ended March 31, 1998" and the words "Annual Report on Form 10-K for the year ended December 31, 1998" are hereby substituted in lieu thereof.

      7. Section 4 A(v) of the Note is hereby amended to read as follows:

      Cross-Default. The Company shall default in the payment when due of any amount payable under any other obligation of the Company for money borrowed in excess of $100,000, exclusive of indebtedness which was past due at April 27, 1999, or owed to any Noteholder who does not consent to the terms of this Amended Note.

      8. Section 4A(vi) of the Note is hereby amended to read as follows:

      (vi) Cross-Acceleration. Any senior debt or any other indebtedness of the Company in an aggregate principal amount exceeding $100,000, exclusive of any Notes not converted into an Amended Note (i) shall be duly declared to be or shall become due and payable prior to the stated maturity thereof or (ii) shall not be paid as and when the same becomes due and payable including any applicable grace period.

      9. Section 5A of the Note is deleted in its entirety and in lieu thereof the following words are substituted therefor:

      5. A (i) Optional Conversion/Conversion Price. Each Amended Note shall be convertible at any time at the option of the holder thereof into shares of Common Stock at a per share conversion price equal to $1.00 (the "Conversion Price"). In the event that: (i) within 12 months after the Restructuring the Company issues any shares, options, warrants, or other convertible securities (other than options issued pursuant to the Company's employee stock option plan) for a purchase price, exercise price or conversion price, as the case may be, less than the Conversion Price, other than any shares issued pursuant to any authorized or outstanding options, warrants or other convertible securities (including the Notes and the Series B and Series D Preferred Stock) as of the date of the Restructuring, or any shares, options, warrants, or other convertible securities issued to Commonwealth, or (ii) the average closing bid price for the Common Stock for the 15 trading days immediately preceding the one year anniversary of the effective date of the Restructuring is less than the Conversion Price, then the Conversion Price shall be reset to such lower price but in no event less than $.50. In the event that the Company elects to extend the maturity date for an additional year, the Conversion Price shall be reduced to 50% of the average closing bid price for the Common Stock for the 15 trading days immediately preceding the date of extension.

      A. (ii) Mandatory Conversion. The Notes shall be automatically converted into shares of Common Stock in the event that the closing bid price for the Common Stock has exceeded $1.50 per share for 20 consecutive trading days. Such conversion shall be conditioned upon the shares of Common Stock to be issued upon such conversion being fully registered for resale.

                                                            Page 59 of 128 Pages

      IN WITNESS WHEREOF, the Company has caused this Amended Note to be duly executed in its corporate name by its duly authorized officer as of the date first above written.

                                           PICK COMMUNICATIONS CORP.


                                           By:
                                               ---------------------------------
                                               Thomas M. Malone,
                                               Chief Executive Officer
Attest:


------------------------
James H. Season,
Chief Financial Officer

      The Payee hereby consents to the execution of this Amended Note and agrees to be bound thereby.


                                                --------------------------------